Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this registration statement on Form S-1 (Amendment No. 2) of Virios Therapeutics, LLC (formerly Innovative Med Concepts, LLC) (the "Company") of our report dated July 23, 2020, which includes an explanatory paragraph as to the Company's ability to continue as a going concern, with respect to our audits of the financial statements of the Company as of December 31, 2019 and 2018, and for each of the years in the two-year period ended December 31, 2019, which appears in this registration statement. We also consent to the reference to our firm under the caption “Experts” in this registration statement.

/s/ Dixon Hughes Goodman LLP

Atlanta, Georgia

September 24, 2020